SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ------------

                                SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of
                   the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                       -----------------------------
                        FAIRFIELD COMMUNITIES, INC.
              (Name of Registrant as Specified in its Charter)

                        FAIRFIELD COMMUNITIES, INC.
                 (Name of Person(s) Filing Proxy Statement)
                       -----------------------------

Payment of Filing Fee (Check the appropriate box):

[x]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
        (2)  Form, Schedule or Registration Statement No.:
        (3)  Filing Party:
        (4)  Date Filed:

Fairfield

                        Fairfield Communities, Inc.
                        11001 Executive Center Drive
                        Little Rock, Arkansas  72211


                  ----------------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  ----------------------------------------


Dear Stockholder:

     The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on Thursday, May 21, 1998, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, for the following purposes:

     1.   To elect nine directors to the Company's Board of Directors;

     2. To approve an amendment to the Fairfield Communities, Inc. 1997 Stock Option Plan, increasing the number of authorized shares by 1,000,000 shares, to a total of 2,650,000 shares; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated certain individuals for election to serve as directors. The Board of Directors recommends that you vote for these nominees and for the approval of the increase in the number of authorized shares under the 1997 Stock Option Plan.

     The close of business on April 9, 1998 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 is either enclosed or has been previously mailed to you.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                /s/Marcel J. Dumeny
                                   Marcel J. Dumeny
                                   Secretary

April 21, 1998


        TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE
         COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
                  ACCOMPANYING POSTAGE PREPAID ENVELOPE.

Fairfield

                        Fairfield Communities, Inc.
                        11001 Executive Center Drive
                        Little Rock, Arkansas  72211
                              (501) 228-2700


                     ------------------------------
                             Proxy Statement

                                   for

                     Annual Meeting of Stockholders

                                to be held

                               May 21, 1998
                     ------------------------------


                               INTRODUCTION
General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board" or the "Board of Directors") of Fairfield Communities, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 21, 1998, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee"), to approve an amendment to the Fairfield Communities, Inc. 1997 Stock Option Plan increasing the number of authorized shares by 1,000,000 shares, to a total of 2,650,000 shares, and to approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is P.O. Box 3375, Little Rock, Arkansas 72203. This Proxy Statement and the enclosed proxy are first being mailed to stockholders of the Company on or about April 21, 1998.

Record Date, Solicitation and Revocability of Proxies

     The Board has selected April 9, 1998 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 45,485,878 shares of Common Stock issued and outstanding. Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote. A list of the stockholders of the Company will be available at the Company's principal executive offices in Little Rock, Arkansas for at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMPANY COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL OF THE AMENDMENT TO THE FAIRFIELD COMMUNITIES, INC. 1997 STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 1,000,000 SHARES, TO A TOTAL OF 2,650,000 SHARES, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

     A stockholder who has given a proxy may revoke it at any time prior to the close of the polls at the Annual Meeting by any one of the following actions: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) attending the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., P.O. Box 3375, Little Rock, Arkansas 72203, Attention: Marcel J. Dumeny, Secretary.

     The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the forwarding of such materials. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $4,000, plus reimbursement for out-of-pocket costs and expenses.

Voting Rights and Votes Required

     Abstentions and broker non-votes will be included in the number of shares deemed present or represented at the Annual Meeting, or any adjournments or postponements thereof, for purposes of determining whether a quorum exists. A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions may be specified with respect to the approval of the amendment to the Fairfield Communities, Inc. 1997 Stock Option Plan, but not with respect to the election of directors. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting, or any adjournments or postponements thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any matter. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     Provided a quorum is present, the approval of the amendment to the Fairfield Communities, Inc. 1997 Stock Option Plan to increase the number of authorized shares by 1,000,000 shares, to a total of 2,650,000 shares, requires the affirmative vote of a majority of the shares represented and voting thereon at the Annual Meeting. Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of the candidates for the nine positions as directors and for the transaction of any other business properly brought before the Annual Meeting. Stockholders may not cumulate their votes.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

General

     The Board is comprised of one class of directors, elected annually. Each director serves a one-year term (and, in each case, until his or her respective successor is duly elected and qualified). The Nominees have been nominated for the nine director positions. The number of directors to be elected at the Annual Meeting is set at nine and is fixed from time to time by or in the manner provided in the Company's Fifth Amended and Restated Bylaws.

     Information regarding the Nominees is set forth below. Each of the Nominees is currently serving as a director of the Company. Mr. Ralph P. Muller began serving as a director in December 1997, following the merger of Vacation Break U.S.A., Inc. into a wholly-owned subsidiary of the Company, as provided under the merger agreement for the acquisition of Vacation Break U.S.A., Inc. Mr. Gerald Johnston began serving as a director in June 1997. Messrs. Les R. Baledge, Bryan D. Langton and Charles D. Morgan began serving as directors in May 1996. Messrs. Ernest D. Bennett, III, Philip L. Herrington and William C. Scott began serving as directors in September 1992. Mr. John W. McConnell has been a director of the Company since March 1990.

     A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments or postponements thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     The Board recommends that stockholders vote FOR the election of the Nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

Nominees for Election as Directors

     Les R. Baledge, age 40. Of Counsel, Kutak Rock Law Firm, since April 1998. From 1982 through April 1998, Mr. Baledge was with Rose Law Firm, a Professional Association, serving for more than the last five years as a Senior Member of the firm.

     Ernest D. Bennett, III, age 45. Partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett, PLLC since 1992.

     Philip L. Herrington, age 45. President and Chief Executive Officer of Herrington, Inc., a private investment and business advisory firm involved in resort and real estate development and management, since 1986. President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989, and Herrington Hotel Group, since 1995. Managing general partner of Belfair Development, since 1994.

     Gerald Johnston, age 45. Private investor. Former Executive Vice President of Finance of Tyson Foods, Inc., a producer, marketer and distributor of poultry and other food products, from 1981 through June 1996. Director, Tyson Foods, Inc., since 1996.

     Bryan D. Langton, age 61. Private investor. Former Chairman of Holiday Inns, Inc., an owner, franchiser and manager of hotels, from February 1990 through March 1997. President and Chief Executive Officer of Holiday Inns, Inc. from February 1990 to March 1996 and from October 1996 through March 1997. Director, Caribiner International, Inc., a national producer of meetings, events, training programs and related business communication services, since May 1996.

     John W. McConnell, age 56. President and Chief Executive Officer of the Company since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

     Charles D. Morgan, age 55. Chairman, President and Chief Executive Officer (Company Leader) of Acxiom Corporation, a data processing, facilities management and software provider to the direct marketing, mail order, catalogue sales and publishing industries and to marketing firms engaged in prospect generation. Mr. Morgan joined Acxiom Corporation in 1972 as Vice President, becoming Chairman and Chief Executive Officer in 1975 and President in 1991.

     Ralph P. Muller, age 57. Private investor. Former Chairman and Chief Executive Officer of Vacation Break U.S.A., Inc., from 1985 to 1997.

     William C. Scott, age 61. Chairman and Chief Executive Officer of Summit Care Corporation, a developer and operator of retirement and convalescent centers, since 1986. Director of Summit Care Corporation since 1985. President of Summit Care Corporation from 1985 through 1996.

      PROPOSAL 2 - APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

Background

     On March 31, 1998, the Board of Directors amended the Fairfield Communities, Inc. Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"), subject to approval of the amendment by the stockholders of the Company, to increase the maximum number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Stock Option Plan by 1,000,000 shares, from 1,650,000 shares to 2,650,000 shares. The Stock Option Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, directors, employees, advisors and consultants and to provide additional incentives for such persons to devote themselves to the Company's business. The Stock Option Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company.

     The 1997 Stock Option Plan was initially adopted by the Board of Directors, effective March 7, 1997, subject to approval by the stockholders of the Company, which was obtained at the prior Annual Meeting held May 22, 1997. Following its adoption, the 1997 Stock Option Plan was amended and restated twice to reflect adjustments resulting from the 3-for-2 share split of the Common Stock which became effective on July 15, 1997, and the 2-for-1 share split of the Common Stock which became effective on January 30, 1998. These adjustments increased the maximum number of shares of Common Stock that may be issued under the 1997 Stock Option Plan from 550,000 shares to 1,650,000 shares and increased the maximum number of shares of Common Stock with respect to which options may be granted to any participant during any calendar year from 100,000 shares to 300,000 shares.

     Approval of the amendment to the Stock Option Plan by the Company's stockholders is being sought in order to comply with the requirements of the New York Stock Exchange, Inc. and to ensure that compensation associated with options granted pursuant to the Stock Option Plan as proposed to be amended will not be subject to the deduction limits under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code").
Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer or any of the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one such requirement is that the plan under which the options are granted states a maximum number of shares with respect to which options may be granted to any one participant during a specified period. The Stock Option Plan states that the maximum aggregate number of shares of Common Stock with respect to which options may be granted to any person thereunder during any calendar year is 300,000 shares. A second requirement, in the case of options, is that the plan under which the options are granted, as well as certain amendments that increase the number of shares reserved for issuance under the plan, be approved by the stockholders of a public company. Accordingly, the approval of the proposed amendment to the Stock Option Plan by the Company's stockholders being sought hereby is necessary as one element in seeking to continue to qualify compensation associated with the Stock Option Plan for exemption from the deduction limits under Section 162(m).

Stock Option Plan

     The Stock Option Plan is administered by the Compensation Committee of the Board (the "Compensation Committee") and the Board. Pursuant to the Stock Option Plan, the Compensation Committee and the Board are authorized, subject to certain restrictions, to grant stock options (the "Options") to executive officers, directors, employees, advisors and consultants of the Company and its subsidiaries (30 persons as of March 31, 1998, in the aggregate). The Compensation Committee and the Board have the authority to determine the number of shares to be covered by each Option and the time or times at which Options will become exercisable; provided that the Compensation Committee has exclusive administrative authority with respect to Options intended to comply with Section 162(m).

     As of March 31, 1998, Options to purchase a total of 1,520,000 shares of Common Stock were outstanding under the Stock Option Plan, and a total of 130,000 shares of Common Stock that were not the subject of outstanding Options remained available for future grants under the Stock Option Plan.

     The Stock Option Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price of the Options (the "Exercise Price") may not be less than the fair market value per share of the Common Stock on the grant date. Under the Stock Option Plan, the Compensation Committee or the Board may, without the consent of the holder of the Option, amend the terms of any Option in various respects, including acceleration of the time at which the Option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

     Each grant of Options will specify whether the Exercise Price is payable in cash; by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price; by any other legal consideration authorized by the Compensation Committee or the Board, as the case may be; or by a combination of such methods of payment. The Stock Option Plan does not require that a participant hold shares received upon the exercise of the Options for a specified period and permits immediate sequential exercises of the Options with the Exercise Price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

     The foregoing discussion of the material provisions of the Stock Option Plan as proposed to be amended is qualified in its entirety by reference to the full text of the Stock Option Plan as proposed to be amended, which is attached as Annex A hereto and is incorporated herein by reference.

Federal Income Tax Consequences

     The following summary of certain federal income tax consequences of the grant or award of Options under the Stock Option Plan is based on the Code, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an Option or the shares of Common Stock purchasable thereunder.

     Options granted under the Stock Option Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the Exercise Price plus any amount treated as ordinary income. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the optionee ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The optionee's basis in the number of optioned shares received equal to the number of Previously Acquired Shares surrendered would be the same as the optionee's basis in the Previously Acquired Shares. However, the optionee would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares surrendered, and the optionee's basis in such excess shares would be equal to their fair market value at the time of exercise.

     Special Rules Applicable to Insiders. In limited circumstances where the sale of shares of Common Stock that are received as the result of the exercise of an Option could subject an officer or director to suit under
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the shares of Common Stock received so long as the sale of the shares received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     General Matters Applicable to the Company. To the extent that an optionee recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Code and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Stock Option Plan may be subject to acceleration in the event of a change in control of the Company. In the event of a change in control of the Company, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the Options will be deductible by the Company under the "excess parachute payments" provisions of the Code.

     The Board recommends that stockholders vote FOR the approval of the amendment to the Stock Option Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

  INFORMATION ABOUT THE COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD

Board Meetings, Committees and Attendance

     During 1997, there were eleven meetings of the Board. With the exception of Mr. Morgan, all of the directors attended at least 75 percent of the aggregate number of meetings of the Board and all committees on which they served. Mr. Morgan attended eight of the eleven Board meetings and two of the three Audit Committee meetings held during 1997.

     The Board currently has five standing committees. Certain information regarding the function of these standing committees, their memberships and number of meetings held during 1997 follows.

     The Audit Committee, which met three times during 1997, recommends to the Board a firm to serve as the independent auditors for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates public financial reporting documents of the Company. The members of the Audit Committee during 1997 were Messrs. Ernest D. Bennett, III (Chairman), Charles D. Morgan and William C. Scott, all of whom are independent, outside directors.

     The Compensation Committee, which met three times during 1997, reviews the administration of the Company's employee benefit plans and takes certain actions with respect to the Company's compensation policies. From January 1, 1997 to January 23, 1997, the members of the Committee were Messrs. Russell
A. Belinsky (Chairman), Philip L. Herrington and Bryan D. Langton. From January 23, 1997 to May 22, 1997, the members of the Committee were Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and Bryan D. Langton. From May 22, 1997 through December 31, 1997, the members of the Committee were Messrs. Bryan D. Langton (Chairman), Philip L. Herrington and William C. Scott.

     The Nominating Committee, which met two times during 1997, reviews and recommends to the Board proposed nominees for directors of the Company. Messrs. Les R. Baledge, Bryan D. Langton and John W. McConnell served as the members of the Nominating Committee during 1997, with Mr. Baledge elected to serve as the Chairman of such committee, effective May 22, 1997. The Nominating Committee considers stockholder recommendations of candidates for director which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by such stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.

     The Executive Committee, which did not meet during 1997, exercises the powers and authorities of the Board of Directors in the direction and management of the business and affairs of the Corporation, subject to certain exceptions, and generally subject to a limit of $5.0 million in the authority of such committee to approve transactions which would otherwise require Board review and approval. The members of the Executive Committee during 1997 were Messrs. Les R. Baledge, John W. McConnell and Charles D. Morgan, with Mr. McConnell elected to serve as the Chairman of such committee, effective May 22, 1997.

     A committee, consisting of Messrs. Bryan D. Langton (Chairman), Les R. Baledge, Philip L. Herrington and John W. McConnell, was established on December 11, 1997, to be available to consider possible strategic transactions which could involve the Company. No meetings of this committee occurred during 1997.

Directors' Compensation

     The Company has a policy of compensating only outside directors for attendance at meetings of the Board and meetings of Board committees. During 1997, outside directors received $1,000 for each in-person Board and Board committee meeting and $750 for each telephonic Board or Board committee meeting in which they participated, subject to certain exceptions in the case of Board committee meetings, plus a $1,750 monthly retainer. Compensation payments to directors totaled $216,208 for 1997. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at meetings.


                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table and related footnotes summarize the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "named executive officers") for each of the last three years. The number of shares and market prices of the Company's Common Stock have been adjusted for the 3-for-2 share stock split effective July 15, 1997 and the 2-for-1 share stock split effective January 30, 1998 (the "Stock Splits").



                                                                      Long Term Compensation
                                                              --------------------------------------
                                     Annual Compensation               Awards               Payouts
                                     -------------------      --------------------------   ---------
                                                                              Securities     Long
                                                              Restricted      Underlying     Term      All Other
Name and                                                         Stock         Options/    Incentive    Compen-
Principal                                                        Award         Warrants       Plan       sation
Position                   Year      Salary        Bonus          <F3>            (#)       Payouts       <F4>
--------                   ----     --------      -------        -----         --------     -------      ------

John W. McConnell          1997     $275,000     $331,235          -               -           -       $137,839
  President and            1996      275,000      349,250     $1,380,000        114,000        -        102,662
  Chief Executive          1995      275,000      261,565          -               -           -        114,377
  Officer

Clayton G. Gring, Sr.      1997      200,000      217,968          -               -        $25,170     100,490
  Senior Vice              1996      200,000      240,000          -             75,000        -         87,961
  President,               1995      198,077      164,073          -               -           -         82,990
  Development <F1>

Franz S. Hanning           1997      175,000      257,877          -            150,000        -         54,030
  Senior Vice
  President and Chief
  Operating Officer,
  Vacation Ownership
  Business <F2>

Marcel J. Dumeny           1997      175,000      209,263          -               -         14,683      63,154
  Senior Vice              1996      175,000      140,000          -             60,000        -         56,628
  President, General       1995      175,000       85,277          -               -           -         38,691
  Counsel and
  Secretary

Robert W. Howeth           1997      175,000      209,263          -               -         14,683      63,596
  Senior Vice              1996      175,000      140,000          -             60,000        -         47,776
  President and Chief      1995      175,000       85,865          -               -           -         51,477
  Financial Officer


<F1>
(1)  On February 24, 1998, Mr. Gring was elected Senior Vice President/Development.  From January 23, 1996 to
     February 24, 1998, Mr. Gring was Senior Vice President and Chief Operating Officer.

<F2>
(2)  On February 24, 1998, Mr. Hanning was elected Senior Vice President and Chief Operating Officer, Vacation
     Ownership Business.  From January 23, 1997 to February 24, 1998, Mr. Hanning was Senior Vice
     President/Corporate Sales.  From January 1, 1997 to January 23, 1997, Mr. Hanning was a regional vice president, which was not an executive officer position.

<F3>
(3)  On December 18, 1996, Mr. McConnell was granted a restricted stock award for 180,000 shares of Common Stock.
     The dollar value of the restricted stock award shown in the summary compensation table is based upon the closing price of the Common Stock on the date of grant.  The restricted stock vests as to one-half of the shares on each of the first and second anniversaries of the date of grant.  At December 31, 1997, the value of the unvested portion of the restricted stock award was $1,980,000 based upon the closing price of the Common
     Stock on that date.  The Company does not currently pay cash or stock dividends (except in connection with stock splits) on its Common Stock, but (a) in the event that a cash dividend becomes payable in the future, such cash dividend would be payable on the restricted stock award and (b) in the event that a stock dividend becomes payable in the future, such stock dividend would be subject to the same restrictions and other terms and conditions that apply to the unvested shares with respect to which such stock dividend is issued.

<F4>
(4)  All other compensation in 1997 includes (a) contributions to the Company's Savings/Profit Sharing Plan
     ($11,756 for each of Messrs. McConnell, Gring, Hanning, Dumeny and Howeth), (b) accrued benefits under the
     Company's Excess Benefit Plan (Mr. McConnell - $33,575; Mr. Gring - $20,250; Mr. Hanning - $21,171; Mr. Dumeny
     - $11,210; and Mr. Howeth - $11,474), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries (Mr. McConnell - $11,243; Mr.
     Gring - $11,622; Mr. Dumeny - $1,634 and Mr. Howeth - $1,812), (d) accrued retirement benefits under the
     Company's Key Employee Retirement Plan (Mr. McConnell - $81,265; Mr. Gring - $56,862; Mr. Dumeny - $38,554 and
     Mr. Howeth - $38,554) and (e) relocation expenses paid with respect to a Company initiated move (Mr. Hanning -
     $21,103).


                         EMPLOYEE BENEFIT PLANS

Savings/Profit Sharing Plan

     The Company's Savings/Profit Sharing Plan (the "Savings/Profit Sharing Plan") covers substantially all employees with one year or more of credited service. This plan includes a profit sharing feature, with annual employer discretionary contributions, and a 401(k) feature, which allows employee elective salary deferrals, with the Company currently matching a portion of such deferrals. Participants are fully vested in their profit sharing and matching accounts after seven years of credited service. The Company's contribution to the Savings/Profit Sharing Plan totaled $2.0 million for 1997.

Excess Benefit Plan

     The Excess Benefit Plan (the "Excess Benefit Plan") is a non-qualified, unfunded plan established to provide designated employees with benefits to compensate for certain limitations imposed by federal law on the amount of compensation which may be considered in determining employer contributions to participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan are credited with amounts that, except for the limits of the Internal Revenue Code, would have been contributed to such participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan, less the amounts actually so contributed (the "Amount in Excess of the Limitation"). Participants' accounts under the Excess Benefit Plan vest in accordance with the vesting schedule for profit sharing accounts under the Savings/Profit Sharing Plan. Interest is credited to the participants' accounts annually at the base (prime) rate of interest charged by BankBoston, N.A., as in effect on the first banking day of the year, which for 1997 was 8.25%.
Participants' accounts under the Excess Benefit Plan accrued benefits, based on the Amount in Excess of the Limitation, totaling $0.3 million for 1997.

Employee Stock Purchase Plan

     Effective January 1, 1997, the Company established an Employee Stock Purchase Plan, generally available to all full-time, commission sales and seasonal employees, who are actively employed on the first day of the fourth calendar month of employment and who have attained the age of majority. The Employee Stock Purchase Plan provides the opportunity for participating employees to purchase treasury shares of Common Stock from the Company at a discount of 15% from the closing price of the Common Stock on the last trading day of each month. Employees participate through payroll deduction of up to 10% of their gross cash compensation, up to a maximum of $25,000 per year. 526,364 shares have been authorized under the Employee Stock Purchase Plan, with 477,702 shares remaining available at December 31, 1997.

Key Employee Retirement Plan

     The Key Employee Retirement Plan (the "Key Employee Retirement Plan") is a non-qualified, unfunded plan established to provide retirement benefits to four named executive officers of the Company. Under the Key Employee Retirement Plan, participants' accounts are credited on each January 1 by a percentage of each participant's preceding year's total cash compensation.
In general, the benefit percentage can range from 0% to 20%, depending on the Company's three-year moving average rate of return on stockholders' equity. For 1997, the benefit percentage was 16% (the "Benefit Percentage"), based upon the average of the Company's 1995, 1996 and 1997 returns on stockholders' equity. The Company's 1997 return on stockholders' equity was adjusted to exclude the financial results of Vacation Break U.S.A., Inc. and the one time merger costs and extraordinary loss associated with the Vacation Break U.S.A., Inc. and related partnership acquisitions. Participants' accounts are fully vested after seven years of service or upon the occurrence of a change in control of the Company, death of the participant, termination of employment due to total disability or retirement on or after age 55, in each case while employed by the Company. Interest is credited to participants' accounts monthly at the base (prime) rate of interest charged by BankBoston, N.A., as in effect on the first banking day of each year, which for 1997 was 8.25%. Participants' accounts under the Key Employee Retirement Plan accrued benefits, based on the Benefit Percentage, totaling $0.2 million for 1997. Effective August 1, 1997, the Board discontinued accrual of additional retirement benefits under this plan. The retirement benefits accrued for the participants under this plan for 1997 were deducted from the cash bonuses paid to the participants for 1997.

Stock Warrants

     The Company's 1992 Warrant Plan provides for the grant of non-qualified stock warrants to purchase up to 2,587,000 shares of Common Stock, as adjusted for the Stock Splits. Under the 1992 Warrant Plan, the Board or the Compensation Committee may grant to "key" employees and directors of the Company warrants to purchase shares of Common Stock at prices not less than the fair market value of such shares on the date of grant. "Key" employees are determined by the Compensation Committee, and may include executive officers, and other officers and employees of the Company and its subsidiaries. Warrants may be exercisable for periods up to 10 years from the date of grant. No grants were made under the 1992 Warrant Plan during 1997.

Stock Options

     The Company's 1997 Stock Option Plan provides for the grant of non-qualified stock options to purchase up to 1,650,000 shares of Common Stock, as adjusted for the Stock Splits. Under the 1997 Stock Option Plan, the Board or the Compensation Committee may, subject to certain restrictions, grant stock options, at prices not less than the fair market value of such shares on the date of grant, to executive officers, directors, employees, advisors and consultants of the Company and its subsidiaries. The Compensation Committee and the Board have the authority to determine the number of shares to be covered by each option, up to a maximum of 300,000 for any one participant during any calendar year, and the time or times at which options will become exercisable; provided that the Compensation Committee has exclusive administrative authority with respect to options intended to comply with Section 162(m) of the Code. The 1997 Stock Option Plan does not specify a maximum term for options granted thereunder.

     In connection with the acquisition of Vacation Break U.S.A., Inc., the Company assumed two stock option plans, the 1995 Stock Option Plan and the Directors' Stock Option Plan. The Company does not intend to grant any new options under either of these plans.

     The following table sets forth certain information concerning stock options granted under the 1997 Stock Option Plan during the year ended December 31, 1997 to the named executive officers, adjusted for the Stock Splits. No grants of SARs were made to named executive officers during the year ended December 31, 1997.



                                                                                           Potential Realizable
                                                                                             Value at Assumed
                         Number of                                                        Annual Rates of Stock
                        Securities         % of Total                                       Price Appreciation
                        Underlying           Options         Exercise                      for Option Term <F3>
                          Options          Granted to        Price Per       Expiration    --------------------
Name                   Granted <F1>         Employees        Share <F2>         Date           5%            10%
----                   ------------         ---------        ----------         ----           --            ---
Franz S. Hanning         150,000               8.8             $10.00       5/22/2007       $945,000     $2,390,000

--------------------------


<F1>
(1)  Represents a stock option granted on May 22, 1997.  The option becomes exercisable in four equal annual installments beginning two years after the date of grant.

<F2>
(2)  The exercise price was not less than the fair market value of the Company's Common Stock on the date of grant.

<F3>
(3)  As required by rules of the Securities and Exchange Commission (the "SEC"), potential values stated are based on the prescribed assumption that the Common Stock will appreciate in value from the date of grant to the end of the option term (10 years from the date of grant) at annualized rates of 5% and 10% (total appreciation of
     63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.


Warrant/Option Exercises In 1997 And 1997 Year-End Warrant/Option Values

     The following table sets forth certain information concerning stock warrants/options exercised during 1997 and the number of unexercised stock warrants/options at December 31, 1997, adjusted to reflect the Stock Splits:



                                                                                          Value of Unexercised
                             Number                        Number of Securities               in-the-Money
                           of Shares                      Underlying Unexercised            Warrants/Options
                           Acquired                    Warrants/Options at Year End         at Year End <F1>
                              on            Value      ----------------------------         ----------------
Name                       Exercise       Realized     Exercisable    Unexercisable    Exercisable   Unexercisable
----                       --------       --------     -----------    -------------    -----------   -------------

John W. McConnell              -              -          488,000           76,000      $10,202,083     $1,504,166
Clayton G. Gring, Sr.       120,000       $920,000       145,000          110,000        3,014,792      2,249,583
Franz S. Hanning               -              -           44,000          214,000          897,333      3,090,666
Marcel J. Dumeny               -              -          320,000           40,000        6,695,833        791,666
Robert W. Howeth               -              -          260,000          100,000        5,435,833      2,051,666

----------------------


<F1>
(1)  The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related warrants/options and the December 31, 1997 closing market price of $22.00 per share, as adjusted for the Stock Splits, exceeds the aggregate purchase price payable upon such exercise.


Employment Arrangements and Termination of Employment Arrangements

     The Company entered into employment agreements (the "Employment Agreements"), effective September 1, 1992, with Messrs. John W. McConnell and Marcel J. Dumeny (the "Executives"). The Employment Agreements extend through August 31, 1999, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or the Executives prior to the expiration of any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell and Dumeny of $275,000 and $175,000, respectively, (b) Company paid term life insurance coverage equal to two times their respective base salaries, (c) the grant to Messrs. McConnell and Dumeny of warrants, exercisable through August 31, 2002, to purchase 450,000 and 300,000 shares, respectively, of Common Stock, at an exercise price equal to $1.00 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which are fully vested and non-cancelable, regardless of whether or not the Executive remains employed by the Company, and (d) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the Employment Agreements, an Executive is terminated (i) for any reason, other than "for cause" (as defined in the Employment Agreements), death or disability, or
(ii) at the Executive's option due to "Constructive Discharge" (as defined in the Employment Agreements), then such Executive shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of his highest annualized base salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.

     During 1993, the Company entered into Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Gring and Howeth. The Severance Pay Agreements extend through August 31, 1999, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Messrs. Gring or Howeth prior to the expiration of any renewal term. If, during the term of the Severance Pay Agreements, Messrs. Gring or Howeth is terminated (i) for any reason, other than "for cause" (as defined in the Severance Pay Agreements), death or disability, or (ii) at Messrs. Gring's or Howeth's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreements), then Messrs. Gring or Howeth shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of their highest annualized base salary prior to termination. No termination pay is due to Messrs. Gring or Howeth if they voluntarily resign, are terminated "for cause" or cease to be employed as a result of death or disability. Messrs. Gring and Howeth have also been separately granted Company paid term life insurance coverage in amounts equal to two times their respective base salaries. Mr. Gring, who is 66 years old, and the Company have agreed in principle (a) that Mr. Gring will begin reducing his role at the Company, in anticipation of his retirement from the Company on or about January 31, 1999, and (b) that Mr. Gring will be paid a bonus of $300,000 for his services during 1998, in return for his agreement, among other things, to (i) effect a smooth transition of management responsibility, (ii) contribute to the continued success of the Company's business, through the undertaking and performance of various tasks which the President and Chief Executive Officer will assign to him during 1998, and (iii) generally release certain rights he may have against the Company or related parties, including any such rights which may arise under his Severance Pay Agreement.

     On September 29, 1993, the Company granted Messrs. Gring, Hanning and Howeth warrants, with a term of 10 years from the date of grant (subject to earlier termination if Messrs. Gring, Hanning or Howeth ceases to be employed by the Company), to purchase 300,000, 120,000 and 300,000 shares, respectively, of Common Stock at an exercise price equal to $1.00 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which was 100% of the market price of the Common Stock on the date of grant, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant. Also on September 29, 1993, the Company granted warrants to two other persons, who served on December 31, 1997 as executive officers, with a term of 10 years from the date of grant (subject to earlier termination if either employee ceases to be employed by the Company), to purchase, in the aggregate, 180,000 shares of Common Stock at an exercise price equal to $1.00 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which was 100% of the market price of the Common Stock on the date of grant, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant.

     On January 23, 1996, the Company granted Messrs. McConnell, Gring, Dumeny and Howeth warrants to purchase 114,000, 75,000, 60,000 and 60,000 shares, respectively, of Common Stock, at an exercise price equal to $2.20834 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which was 100% of the market price of the Common Stock on the date of grant, with one third of such warrants vesting on each of the first through third anniversaries following the date of grant. On January 31, 1996, the Company granted Mr. Hanning a warrant to purchase 60,000 shares of Common Stock at an exercise price equal to $2.33334 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which was 100% of the market price of the Common Stock on the date of grant, with one third of such warrants vesting on each of the first through third anniversaries following the date of grant.

     On December 18, 1996, the Company issued 180,000 shares of Common Stock (the number of shares reflecting adjustment for the Stock Splits), subject to certain restrictions, to Mr. McConnell. The restricted stock agreement provides for the risk of forfeiture and restriction on transfer of the restricted Common Stock to lapse as to 50% of such stock on each of the first and second anniversaries of the date of grant, or sooner, in the event of a "change in control" (as defined in the restricted stock agreement), subject to certain limitations. The restricted stock is subject to risk of forfeiture if Mr. McConnell's employment with the Company is terminated (A) by Mr. McConnell, other than as a result of a "constructive discharge" (as defined in the restricted stock agreement), (B) by the Company, for "cause" (as defined in the restricted stock agreement) or (C) by reason of Mr. McConnell's death or long term (six months') disability. The Company has agreed to indemnify Mr. McConnell for loss resulting from any breach by the Company of the restricted stock agreement and to pay Mr. McConnell's legal fees and expenses in enforcing his rights under the restricted stock agreement, except where the other party to any litigation is the prevailing party on all causes of action.

     On May 22, 1997, the Company granted Mr. Hanning an option to purchase 150,000 shares of Common Stock at an exercise price equal to $10.00 per share (the number of shares and the exercise price reflecting adjustments for the Stock Splits), which was 100% of the market price of the Common Stock on the date of grant, with such option vesting as to one quarter of the underlying shares on each of the second through fifth anniversaries following the date of grant. During 1997, the Company granted options to two other executive officers of the Company to purchase a total of 220,000 shares of Common Stock, 180,000 shares of which had an exercise price of $10.00 per share and 40,000 shares of which had an exercise price of $22.00 per share (the number of shares and the exercise prices reflecting adjustments for the Stock Splits), which were 100% of the market price of the Common Stock on the dates of grant, with such options vesting as to one quarter of the underlying shares on each of the second through fifth anniversaries following the date of grant.

                       REPORT ON EXECUTIVE COMPENSATION

     The following Report on Executive Compensation (the "Report") and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

Introduction

     The Compensation Committee of the Company's Board of Directors (the "Committee") reviews and approves the compensation of the senior officers (the "Officers") of the Company, reviews and approves the granting of stock warrants and stock options, reviews and recommends to the Board the compensation of the Directors of the Company and reviews and administers the Company's savings/profit sharing, excess benefit, stock warrant, stock option, retirement and other employee benefit plans. The Officers for whom the Committee reviews and approves compensation consist of the President and Chief Executive Officer (the "CEO"), certain senior Vice Presidents, certain other Vice Presidents, the Controller, the Secretary and the Treasurer, although the Committee's primary focus is on the CEO and the other most highly compensated Officers. The Officers include all officers of the Company at the executive level (the "Executive Officers"), in addition to certain other officers. During 1997, the Committee recommended to the Board of Directors, which approved, the salary and incentive compensation programs for four of the senior Officers (including the CEO) (the "Four Named Executive Officers"), who comprised four of the five named Executive Officers in the compensation tables of this proxy statement, granted stock options to certain Officers and took certain other actions described below. Two officers of the Company were promoted by the Board of Directors during 1997 to the executive level (the "Newly Elected Executive Officers"), one of whom is one of the five named Executive Officers in the compensation tables of this proxy statement. The CEO set the Newly Elected Executive Officers' salaries and short term cash incentive compensation programs for 1997 and the Committee delegated to the CEO authority to establish the short term cash incentive compensation programs for the other Officers of the Company for 1997, other than the Four Named Executive Officers. The actions taken by the Committee are reported to the Board of Directors, which generally exercises final approval authority over compensation decisions.

     From January 1, 1997 to January 23, 1997, the members of the Committee were Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Bryan
D. Langton. From January 23, 1997 to May 22, 1997, the members of the Committee were Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and Bryan D. Langton. From May 22, 1997 through December 31, 1997, the members of the Committee were Messrs. Bryan D. Langton (Chairman), Philip L. Herrington and William C. Scott. No member of the Committee is a current or former employee or officer of the Company or any of its subsidiaries. Except as otherwise stated, this Report discusses the Committee's compensation policies applicable to the Executive Officers whose compensation was determined by the Committee, including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions during 1997 with regard to the CEO.

Policy, Objectives and Comparable Compensation Information

     The Committee's general policy is to provide Executive Officers of the Company with competitive compensation opportunities, which are internally equitable, including short and long term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed primarily to reflect measures of profitability and shareholder return and, on occasion, management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee, on an annual basis.

     The Committee from time to time has employed an independent specialist in compensation matters to evaluate the Company's compensation practices for the Four Named Executive Officers, including the CEO. This information was last updated in December 1996, and reported to the stockholders in the Committee Report included in the proxy statement for the Company's 1997 annual stockholders' meeting. The Committee elected not to have an independent study performed during 1997, but instead evaluated available compensation information for publicly traded companies in the same line of business as the Company, including Vistana, Inc. and Signature Resorts, Inc., which were subjectively determined to be most comparable to the Company.
Such information indicated that, on average, the Company's base salaries were below those of comparably situated companies, while the Company paid a higher percentage of total compensation in the form of short term cash incentive compensation. These findings were consistent with the findings of the December 1996 compensation survey mentioned above and reflect the Committee's preference for emphasizing "at risk" performance based incentive compensation over base salary.

Executive Compensation Program Components

     The four components of the Company's compensation programs for Executive Officers are (i) base salary, (ii) short term cash incentive compensation award (bonus) plans, (iii) long term incentive award plans (stock options and cash incentives) and (iv) benefits, each of which is discussed below.

     Base Salary. The Committee did not grant any salary increases to any of the Executive Officers during 1997, except for an increase of $7,500 in the base salary of one Executive Officer, who was not one of the five named Executive Officers. This decision reflects the Committee's preference to emphasize performance based incentive compensation over base salary.

     Short Term Cash Incentive Compensation. The Four Named Executive Officers' short term incentive compensation plans for 1997 were based solely on the Company's 1997 diluted earnings per share ("EPS"), with the potential for participants to earn maximum awards of up to 150% of base salary, subject to two deductions discussed below, if a target EPS of $2.15 per share was achieved or exceeded (which is equivalent to approximately $0.72 per share, after adjusting for the Stock Splits. No short term cash incentive compensation would have been payable to the Four Named Executive Officers unless a minimum target of $1.60 per share (approximately $0.53 per share, as adjusted for the Stock Splits) was achieved, with awards starting at 5% of base salary and increasing as EPS increased to the maximum noted above. The Company in 1997 achieved an EPS of $0.73 per share, after adjusting for the Stock Splits and for the one time merger costs and extraordinary loss associated with the acquisition of Vacation Break U.S.A., Inc. and related partnerships.

     The Company's 1996 short term cash incentive compensation program included a provision that any incentive earned in excess of a maximum amount for three of the named Executive Officers (not including the CEO) would be deferred (the "LTIP Deferrals") and paid out over a two year period. Under the 1996 compensation program, the LTIP Deferrals earned during 1996 by these named Executive Officers were to be paid 50% each (without interest) following 1997 and 1998. If the Company did not achieve a minimum 15% return on stockholders' equity (net income plus non-cash tax provisions divided by average equity) ("ROE") for 1997, or does not for 1998, the LTIP Deferral payment for the affected year was to be forfeited. Additionally, if a participating Executive Officer leaves the Company other than due to death, disability, constructive discharge or normal retirement at age 62 or later, any remaining LTIP Deferral was to be forfeited. As part of the 1997 short term cash incentive compensation program, the Committee determined that the amount of LTIP to be paid if the Company achieved the minimum 15% ROE for 1997 would be deducted from the short term cash incentive compensation award otherwise payable for 1997, with the three affected participants having the option of electing to spread such deferral amount over a five year period. The Company achieved in excess of a 15% ROE in 1997, and all three of the named Executive Officers who had LTIP Deferrals elected to spread such deferral amounts over a five year period.

     Long Term Incentive Awards. The Committee believes that stock option grants are desirable to align the interests of the Executive Officers and the stockholders. In determining whether to grant stock options, the Committee reviews the relationship of vested and unvested long-term compensation awards to cash compensation, the possibility of using stock options as an employee retention incentive, the desirability of providing additional incentives to increase shareholder value and the potential for individual contribution to affect the Company's performance. In May and December 1997, stock options were granted to three Executive Officers, one of whom is a named Executive Officer, at 100% of market price, for the purchase of a total of 370,000 shares of Common Stock, after adjustment for the Stock Splits. The grants in part recognize the promotion of two of the recipients to be Executive Officers of the Company during 1997 and, in the cases of both of these recipients as well as in the case of the third recipient, to make the total stock option grants awarded to such persons more comparable to those of the other senior Executive Officers and to provide incentive for the recipients to remain with the Company. The Committee determined not to grant the Four Named Executive Officers (including the CEO) any stock options or stock warrants during 1997, due to (a) the limited number of shares remaining available under the Company's 1992 stock warrant plan and (b) the desire generally to limit grants under the existing 1997 stock option plan to sales and marketing executives.

     Benefits. The Company's primary benefit programs include optional life, health, dental and disability coverages, a tax qualified Savings/Profit Sharing Plan, a non-qualified excess benefit plan and an employee stock purchase plan, all of which are generally available to qualifying employees of the Company. As disclosed under the heading "Compensation of Executive Officers - Employment Arrangements and Termination of Employment Arrangements", the Four Named Executive Officers have been granted additional Company paid term life insurance and are entitled to certain severance benefits, in the event that their employment is terminated by the Company, other than "for cause" or by reason of death or disability. The CEO has been extended through 1998 an additional $1 million in Company paid term life insurance.

     The Company's contributions to the Savings/Profit Sharing Plan totaled $1,996,944 for 1997, which was calculated as being 5% of the pre-contribution, pre-tax profit of the Company for 1997, excluding the financial results of Vacation Break U.S.A., Inc. and the one time merger costs and extraordinary loss associated with the acquisition of Vacation Break U.S.A., Inc. and related partnerships, and net of the amount allocated to the Excess Benefit Plan, discussed below. This percentage, which is determined annually by the Board of Directors, based on the recommendation of the Committee, was unchanged from the previous four years. The Company in 1994 adopted a non-qualified, unfunded Excess Benefit Plan, due to limitations on the amount of compensation which can be considered, under the Internal Revenue Code (the "Code"), for highly compensated participants in determining contribution allocations to individual profit sharing plan accounts. Accounts were established under the Excess Benefit Plan for all employees of the Company who were affected by such limitations. A total of $300,606 was allocated for 1997 under the Excess Benefit Plan to forty-seven participants' accounts, to reflect the additional contributions which would have been allocated to such participants' accounts under the profit sharing plan in the absence of the Code limitation, of which $97,679 was allocated to the accounts of the five named Executive Officers and the remaining $202,927 was allocated primarily to the accounts of employees in sales and sales management positions whose compensation subjected them to the compensation limitations, two of whom were Executive Officers of the Company.

     The Company previously adopted the Key Employee Retirement Plan, described under the heading "Employee Benefit Plans" above, which is a non-qualified, unfunded plan established to provide retirement benefits to the Four Named Executive Officers, including the CEO. The Committee recommended, and the Board approved, discontinuing the accrual of additional retirement benefits under this plan, effective August 1, 1997. In deciding to recommend the discontinuance of retirement benefit accrual, the Committee considered that none of the Company's competitors was known to offer comparable programs, the Company's increased profitability, which has generated increased contributions and accruals under the Company's Savings/Profit Sharing Plan and Excess Benefit Plan, in which all employees, including the Four Named Executive Officers, are eligible to participate, the overall level of cash compensation paid to the Four Named Executive Officers and the substantial unrealized gains represented by "in-the-money" stock warrants previously granted by the Company to the Four Named Executive Officers. In addition, the Committee recommended, and the Board approved, that the 1997 retirement benefit accrual under the Key Employee Retirement Plan be deducted from the short term cash incentive compensation awards otherwise payable for 1997 to the Four Named Executive Officers. The Company's 1997 financial results were adjusted to exclude the financial results of Vacation Break U.S.A., Inc. and the one time merger costs and extraordinary loss associated with the Vacation Break U.S.A., Inc. and related partnership acquisitions before determining the benefit accruals for the Four Named Executive Officers under the Key Employee Retirement Plan.

Compensation of the President and Chief Executive Officer

     During 1997, the base salary of Mr. John W. McConnell, President and CEO of the Company, remained unchanged. Mr. McConnell was paid a short term cash incentive compensation award, based upon achieving the EPS targets described above, totaling 150% of base salary, before deducting his retirement benefit accrual for 1997 under the Key Employee Retirement Plan.

     For the reasons noted above, during 1997, Mr. McConnell was not granted any stock options or stock warrants. Mr. McConnell received benefit allocations for 1997 (a) determined on a basis consistent with all other participating employees of the Company, of $11,756 under the Savings/Profit Sharing Plan, (b) determined on a basis consistent with all affected employees, of $33,575 under the Excess Benefit Plan and (c) determined on a basis consistent with all participating officers, of $81,265 under the Key Employee Retirement Plan. As noted above, Mr. McConnell has been granted Company paid term life insurance, at a premium cost in 1997 of $11,243.

Section 162(m) Limit on Deductibility of Compensation Expense

     During 1993, the Code was amended, adding Section 162(m), which, in general, limits the deductibility for federal income tax purposes of annual compensation paid after January 1, 1994 to the CEO and four other most highly compensated executive officers to $1.0 million, subject to certain exceptions. In the event the Company's compensation programs exceed such limitation, without qualifying for an exception under the Code, the effect would be to cause a permanent loss of a tax deduction for the Company, for the amount of compensation expense in excess of such limitation, and, in certain cases, an increase in the reported effective income tax rate of the Company for the period affected. The Internal Revenue Service in December 1995 published final regulations implementing this limitation. The limitation is not currently expected to result in the loss of any tax deductions for the Company's base salary and short term cash incentive compensation programs, but may result in a limitation on the amount of tax deduction taken (but not result in an increase in the reported effective income tax rate for the Company) in connection with certain awards under the Company's stock warrant plan, since the amount of compensation expense associated with the stock warrants is open-ended, depending upon the market price for the Company's Common Stock at the time the warrants are exercised, as compared to the exercise price. Warrants granted to two of the named Executive Officers of the Corporation, including the CEO, for a total of 750,000 shares of the Company's Common Stock, pre-date the February 17, 1993 transition date established for application of Section 162(m) of the Code and, based upon the Company's review of the final regulations implementing
Section 162(m), are not believed to be subject to the $1.0 million limit on tax deductibility. Payments under the Excess Benefit and Key Employee Retirement Plans count towards the Section 162(m) limitation and accordingly may, when aggregated with other compensation subject to the Section 162(m) limitation, such as income from the exercise of certain of the stock warrants and compensation expense related to the restricted stock grant to the CEO, result in a limitation on the deductibility of benefits paid under such plans (and may result in an increase in the reported effective income tax rate for the Company). It is anticipated that the compensation expense for 1998 associated with the restricted stock award to the CEO, when included with other compensation paid to the CEO, will exceed the $1.0 million limit on tax deductibility. The Company has no current plans to amend the stock warrant plan, the restricted stock agreement with the CEO, the Excess Benefit Plan or the Key Employee Retirement Plan, or to take other actions, to comply with the exemptions from the limitation, but intends to monitor the Company's tax situation, the Company's compensation practices and developments in this area of the tax law in 1998 and in future years, to determine whether or not its executive compensation plans should be amended, or other action taken, to meet the deductibility requirements of the tax law.

     If the stockholders approve the increase in the number of shares authorized under the Company's 1997 Stock Option Plan, which is separately submitted for consideration in this proxy statement, and if the other qualifications for exemption under Section 162(m) are fulfilled, the Company believes that compensation expense associated with the 1997 Stock Option Plan will not be subject to the $1.0 million limit on tax deductibility.

                             Compensation Committee of the Board of Directors

                                                         Philip L. Herrington
                                                             Bryan D. Langton
                                                             William C. Scott
(in Mr. Scott's case, with respect to actions taken from and after May 22,
1997)

Performance Graph

     The following graph shows the annual cumulative returns for the periods from December 31, 1992 through December 31, 1997, of assumed investments of $100 on December 31, 1992 in (i) shares of Company Common Stock, (ii) the S&P 500 Index, a broad equity market index, and (iii) a peer group constructed of New York Stock Exchange, Inc. ("NYSE")) listed companies with similar market capitalization (the "NYSE Market Capitalization Peer Group"), assuming reinvestment of all dividends. The Company's Common Stock was listed for trading on the NYSE on December 20, 1995.


     COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK
     WITH THE S&P 500 AND THE NYSE MARKET CAPITALIZATION PEER GROUP (1)

             12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
             --------   --------   --------   --------   --------   --------

Fairfield       100        300        367        475      1,650      4,400
Communities

S&P 500         100        110        112        153        189        252

NYSE            100        129        124        171        206        227
Peer Group
-----------------------

(1) The Company's primary sources of revenue and profitability are the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Only a few other publicly held companies engage in this line of business. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International, Inc. which are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. During 1996 and 1997, a few other companies, whose primary revenues are in the vacation ownership industry, became public companies. Because of these companies' recent status as public companies, they do not have five years of data concerning stock performance for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the NYSE Market Capitalization Peer Group.

     The NYSE Market Capitalization Peer Group is comprised of 10 NYSE companies immediately above and below the Company's December 31, 1997 market capitalization ($988,204,800), as follows: Aptargroup, Inc.
     (ATR); Biovail Corp International (BVF); Boise Cascade Office Products Corp. (BOP); Capital RE Corp.(KRE); CNB Bancshares, Inc. (BNK); The Dexter Corporation (DEX); Extendicare, Inc. (EXE); Federal Signal Corporation (FSS); Fingerhut Companies, Inc. (FHT); Pogo Producing Company (PPP); Public Service Company of New Mexico (PNM); RenaissanceRe Holdings (RNR); Safeguard Scientific, Inc. (SFE); Security Capital Atlantic, Inc. (SCA); Standard Register Company (SR); Student Loan Corp.
     (STU); Sun Healthcare Group, Inc. (SHG); Texas Industries, Inc. (TXI); Unisource Worldwide, Inc. (UWW); Vintage Petroleum, Inc. (VPI).

     The NYSE Market Capitalization Peer Group for the year ended December 31, 1996 was comprised of the following companies: Sunrise Medical, Inc. (SMD); Donna Karan International, Inc. (DK); Columbus Realty Trust
     (CLB); Wynn's International, Inc. (WN); Lukens Inc. (LUC); BT Office Products International, Inc. (BTF); IRT Property Co. (IRT); Panavision Inc. (PVI); Royal PTT Nederland NV (KPN); RTZ Corp. PLC (RTZ); Charles
     E. Smith Residential Realty (SRW); HS Resources, Inc. (HSE); Trump Hotels & Casino Resorts, Inc. (DJT); Handleman Co. (HDL); Del Webb Corp.
     (WBB); Cross-Continent Auto Retailers Inc. (XC); Pioneer Financial Services, Inc. (PFS); Fabri-Centers of America, Inc. (FCAA); Regency Realty Corp. (REG); and Cadbury Schweppes PLC (CSG). The identity of companies included in the peer group used in the Performance Graph changed in 1997, due to the application of the objective criterion, which did not change in 1997, for selecting the companies included in the comparison peer group.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Certain Transactions

     Ralph P. Muller, a director of the Company, and a limited partnership, the general partner of which is 100% owned by Mr. Muller, (collectively, the "Muller Group") are party to a Registration Rights Agreement, dated as of December 19, 1997, a Principal Stockholders Agreement, dated as of August 8, 1997, as amended by an amendment dated as of December 18, 1997, and an Escrow Agreement, dated as of December 19, 1997, with the Company, entered into in connection with the acquisition of Vacation Break U.S.A., Inc. by the Company.

     Under the terms of the Registration Rights Agreement, among other things, the Company agreed (a) to file on demand a registration statement under the Securities Act of 1933 on Form S-3, covering the shares of Common Stock acquired by the Muller Group and others in connection with the acquisition of Vacation Break U.S.A., Inc., and (b) to grant certain "piggyback" registration rights, over approximately the next five years, requiring the Company to include the Muller Group's shares of Common Stock in any registration of Common Stock under the Securities Act of 1933 on Form S-3 undertaken in connection with an underwritten primary offering by the Company. A registration statement on Form S-3 was filed by the Company covering the Muller Group's and others' shares and became effective on March 18, 1998. The estimated cost which the Company incurred in connection with the preparation and filing of such registration statement was approximately $81,000.

     Under the terms of the Principal Stockholders Agreement, among other things, Mr. Muller agreed generally (a) during the period extending for one year after he ceases to serve as a director of the Company, not to compete with Vacation Break U.S.A., Inc., and (b) during the period extending for two years after he ceases to serve as a director of the Company, not to solicit employees of Vacation Break U.S.A., Inc. Subject to the limitations described below, under the terms of the Principal Stockholders Agreement, the Muller Group agreed to indemnify the Company and its subsidiaries against certain regulatory matters and three lawsuits pending against Vacation Break U.S.A., Inc. at the time of its acquisition by the Company (collectively, the "Indemnified Matters"). Subject to the limitations on liability described below, the Muller Group agreed to indemnify the Company and its subsidiaries against the sum of (1) 60% of any and all liabilities resulting from or arising out of the Indemnified Matters plus (2) 20% of all litigation expenses incurred by the Company and its subsidiaries in connection with any Indemnified Matter in excess of the reserve for one Indemnified Matter reflected in Vacation Break U.S.A., Inc.'s consolidated financial statements at June 30, 1997 (the sum of (1) and (2) is referred to as an "Indemnifiable Loss"). The maximum liability of the Muller Group under their indemnity with respect to all Indemnified Matters is $9.6 million, which is allocated within sub-limits for each of the four matters for which indemnification is provided. Such sub-limits may be more or less than the specified percentages of the actual liability and expenses that the Company and its subsidiaries may incur with respect of the Indemnified Matters. Any obligation under this indemnity is to be satisfied, and the sole source of payment of any claim under such indemnity is, through the payment of Holdback Shares (as defined below) from the escrow account for the Holdback Shares established under the Escrow Agreement (the "Escrow Account"), originally consisting of 444,574 shares valued at $21.59375 per share (both the number of shares and the per share values reflecting adjustment for the Stock Splits), unless some or all of the Holdback Shares have been sold or otherwise disposed of in accordance with the Principal Stockholders Agreement, in which case the payment will be made first from the cash held in the Escrow Account and then from the Holdback Shares in accordance with the Escrow Agreement. The number of Holdback Shares (valued at $21.59375 per share), plus any proceeds from any such shares that are sold or otherwise disposed of in market transactions in accordance with the provisions of the Escrow Agreement, plus any other securities or other cash amounts required to be deposited in the Escrow Account that are received in respect of such shares or other cash amounts, that may be applied to the Muller Group's indemnification obligations, may not exceed a specified maximum amount allocated with respect to each of the Indemnified Matters. 185,240 of the Holdback Shares are allocated to secure indemnification for the regulatory matter, and are to be released 25% each on April 1, July 1, October 1 and December 18, 1998, unless a claim is asserted. The remaining Holdback Shares allocated to secure indemnification for each of the three lawsuits are to be held until each of the three respective lawsuits are resolved, with the parties to negotiate an adjusted holdback amount for any lawsuits remaining outstanding on December 19, 2001.

Certain Business Relationships

     For many years, the Company and certain of its subsidiaries have utilized the services of various outside attorneys, including Mr. Baledge, who was a Senior Member of the Rose Law Firm, a Professional Association, until April 1998. During 1997, the Company and such subsidiaries paid such firm approximately $504,455 for legal services and $76,679 for related disbursements.

                      BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

     The following table sets forth certain information as of March 31, 1998 with respect to any persons known by the Company to be the beneficial owner of more than five percent of the Common Stock:

Name and Address of                     Amount and Nature of       Percent of
  Beneficial Owner                      Beneficial Ownership        Class (c)
-------------------                     --------------------       ----------

Provident Investment Counsel, Inc.
300 North Lake Avenue                       2,792,318(a)               6.2%
Pasadena, California  91101-4022

Ralph P. Muller                             6,315,480(b)              13.9%
2435 South Ocean Boulevard
Highland Beach, Florida  33487


----------------------------

(a) A report on Schedule 13G has been filed with the SEC by Provident Investment Counsel, Inc. ("Provident"), indicating that Provident has sole voting power over 2,574,918 shares, no voting power over 217,400 shares and sole dispositive power over 2,792,318 shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(b) Includes 6,245,738 shares held by a limited partnership, the general partner of which is 100% owned by Mr. Muller, and 13,000 shares held by Mr. Muller's wife. Mr. Muller disclaims beneficial ownership of the shares held by his wife. 425,250 of the shares held by the limited partnership are subject to an "in-the-money" option granted to an unrelated third party.

(c)  Calculated based on 45,364,134 shares outstanding as of March 31, 1998.

Directors and Executive Officers

     The following table sets forth certain information as of March 31, 1998 with respect to the beneficial ownership of the Company's Common Stock by each of the non-management directors and each of the named executive officers and by all directors and executive officers as a group. Except as noted, each individual named has sole investment and voting power with respect to his shares of Common Stock.



                                                            Amount and Nature of        Percent of
                                Name of Beneficial Owner      Beneficial Owner             Class
                                ------------------------    --------------------        ----------


Non-Management Directors        Les R. Baledge                  1,467,282<F1>                3.2
                                Ernest D. Bennett, III             39,000<F2>                 *
                                Philip L. Herrington               39,000<F2>                 *
                                Gerald Johnston                 1,206,000                    2.7
                                Bryan D. Langton                   20,500<F3>                 *
                                Charles D. Morgan                 145,500<F4>                 *
                                Ralph P. Muller                 6,315,480<F5>               13.9
                                William C. Scott                   99,000<F6>                 *
Named Executive Officers        John W. McConnell                 910,000<F7>                2.0
                                Clayton G. Gring, Sr.             170,072<F8>                 *
                                Franz S. Hanning                   73,886<F8>                 *
                                Marcel J. Dumeny                  448,000<F8>                 *
                                Robert W. Howeth                  356,577<F9>                 *
All Directors and Executive
  Officers as a Group                                          11,453,122                   24.4<F10>

--------------------------

 *   Beneficial ownership represents less than 1% of the outstanding shares.


<F1>
(a)  Includes 9,000 shares that Mr. Baledge has the right to acquire through the exercise of warrants within 60 days after April 21, 1998 and 9,528 shares held by Mr. Baledge's wife, as to which Mr. Baledge disclaims beneficial ownership.

<F2>
(b)  Includes 39,000 shares that each of Messrs. Bennett and Herrington have the right to acquire through the exercise of warrants within 60 days after April 21, 1998.

<F3>
(c)  Includes 9,000 shares that Mr. Langton has the right to acquire through the exercise of warrants within 60 days after April 21, 1998 and 4,000 held by Mr. Langton's wife, as to which Mr. Langton disclaims beneficial ownership.

<F4>
(d)  Includes 9,000 shares that Mr. Morgan has the right to acquire through the exercise of warrants within 60 days after April 21, 1998.

<F5>
(e)  Includes 6,245,738 shares held by a limited partnership, the general partner of which is 100% owned by Mr.
     Muller, and 13,000 shares held by Mr. Muller's wife.  Mr. Muller disclaims beneficial ownership of the shares held by his wife.  425,250 of the shares held by the limited partnership are subject to an "in-the-money"
     option granted to an unrelated third party.

<F6>
(f)  Includes 39,000 shares that Mr. Scott has the right to acquire through the exercise of warrants within 60 days after April 21, 1998.  Includes 60,000 shares held by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership.

<F7>
(g)  Includes 526,000 shares that Mr. McConnell has the right to acquire through the exercise of warrants within 60 days after April 21, 1998.  Includes 159,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership.  Includes 90,000 shares of restricted stock, for which the risk of forfeiture lapses on December 18, 1998.

<F8>
(h)  Includes shares that each of the indicated persons has the right to acquire through the exercise of warrants within 60 days after April 21, 1998, as follows: Clayton G. Gring, Sr. (170,000), Franz S. Hanning (64,000)
     and Marcel J. Dumeny (340,000).

<F9>
(i)  Includes 280,000 shares that Mr. Howeth has the right to acquire through the exercise of warrants within 60 days after April 21, 1998, 70,950 shares held by Mr. Howeth's wife and 2,700 shares held by Mr. Howeth's minor son.  Mr. Howeth disclaims beneficial ownership of the shares held by his wife and minor son.

<F10>
(j)  Calculated based on 47,032,134 shares outstanding as of March 31, 1998, which includes 1,668,000 shares that the directors and executive officers have the right to acquire through the exercise of warrants within 60 days after April 21, 1998.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and certain persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1997, and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that Forms 4 were filed late by Robert Albertson, an executive officer of the Company, with respect to a December 30, 1997 option grant, reported in March 1998, and Clayton G. Gring, Sr., an executive officer of the Company, with respect to a sale of stock in April 1997, reported on May 19, 1997.

Independent Auditors

     The Board has selected Ernst & Young LLP to serve as independent auditors for the Company. The independent auditors have audited the financial statements of the Company for the fiscal year ended December 31, 1997 and performed such other nonaudit services as the Company requested.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.

Stockholder Proposals

     If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 1999 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 22, 1998. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

Additional Information Available

     A copy of the Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, will be provided without charge to each person solicited who submits a written request therefor, stating that such person was a beneficial owner of Common Stock on April 9, 1998, addressed to Robert W. Howeth, Senior Vice President and Chief Financial Officer, Fairfield Communities, Inc., 11001 Executive Center Drive, Little Rock, Arkansas 72211.

Other Business

     Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE.

                                  ANNEX A


                        FAIRFIELD COMMUNITIES, INC.
            THIRD AMENDED AND RESTATED 1997 STOCK OPTION PLAN
            -------------------------------------------------



     Fairfield Communities, Inc., a Delaware corporation (the "Company"), hereby establishes this 1997 Stock Option Plan (the "Plan"), effective as of March 7, 1997, as amended and restated pursuant to action taken by the Compensation Committee of the Board of Directors of the Company on June 5, 1997, to reflect adjustments resulting from the 3-for-2 share split of the Company's Common Stock which became effective on July 15, 1997, which action was approved by the Board of Directors of the Company on June 5, 1997, and as further amended and restated pursuant to action taken by the Compensation Committee of the Board of Directors of the Company as of December 22, 1997, to reflect adjustments resulting from the 2-for-1 share split of the Company's Common Stock which became effective on January 30, 1998, and as further amended and restated by the Board of Directors of the Company on March 31, 1998, subject to approval of the stockholders of the Company, to increase the number of authorized shares available under the Plan.

     1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business, in order to serve the best interests of the Company and its stockholders. All options granted under the Plan are intended to be nonstatutory stock options.

     2. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

          (a) "Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

          (d) "Common Stock" means the common stock, par value $.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph 6.

          (e) "Compensation Committee" means the Compensation Committee which is a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Compensation Committee, which may not be less than two, are intended at all times to qualify as "outside directors" within the meaning of Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3; provided, however, that the failure of a member of such committee to so qualify shall not be deemed to invalidate any Stock Option granted by such committee.

          (f) "Date of Grant" means the date specified by the Compensation Committee or the Board, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such committee or the Board takes action with respect thereto).

          (g) "Market Value per Share" means the fair market value per share of the Common Stock on the Date of Grant as determined by the Compensation Committee or the Board, as applicable.

          (h) "Option Price" means the purchase price per share payable on exercise of a Stock Option.

          (i) "Participant" means a person who is selected by the Compensation Committee or the Board, as applicable, to receive Stock Options under Paragraph 5 of the Plan and who is at that time (i) an executive officer or other key employee of the Company or any Subsidiary, (ii) an advisor or consultant to the Company or any Subsidiary, or (iii) a member of the Board.

          (j) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

          (k) "Stock Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 5.

          (l) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

     3. Shares Available Under Plan. The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 2,650,000 shares, subject to adjustment as provided in this Paragraph 3. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

          (a) Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan.

          (b) The shares available for issuance under the Plan also will be subject to adjustment as provided in Paragraph 6.

     4. Individual Limitation on Stock Options. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to any Participant during any calendar year will not exceed 300,000 shares.

     5. Grants of Stock Options. The Compensation Committee or the Board may from time to time authorize grants to any Participant of Stock Options upon such terms and conditions as such committee or the Board, as applicable, may determine in accordance with the provisions set forth below.

          (a) Each grant will specify the number of shares of Common Stock to which it pertains.

          (b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Compensation Committee or the Board, as applicable, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Compensation Committee or the Board, as applicable, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or
     (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

          (d) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

          (e) Each grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof will become exercisable, and any grant may provide, or may be amended to provide, for the earlier exercise of the Stock Options in the event of a change in control of the Company (as defined in the stock option agreement evidencing such grant or in any agreement referred to in such stock option agreement) or in the event of any other similar transaction or event.

          (f) Each Stock Option granted pursuant to this Paragraph 5 may be made subject to such transfer restrictions as the Compensation Committee or the Board, as applicable, may determine.

          (g) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Compensation Committee or the Board, as applicable) and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as such committee or the Board, as applicable, may approve.

     6. Adjustments. The Compensation Committee or the Board will make or provide for such adjustments in the maximum number of shares specified in Paragraph 3 and Paragraph 4, in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to any such Stock Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such committee or the Board, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. In the event the Compensation Committee disagrees with the Board with respect to the foregoing adjustments, the Board's determination will be final and conclusive. Any fractional shares resulting from the foregoing adjustments will be eliminated.

     7. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under the Plan, or is requested by a Participant to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Compensation Committee or the Board, a Participant may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant on exercise of the Stock Option.

     8.   Administration of the Plan.

          (a) The Plan will be administered by the Compensation Committee and the Board.

          (b) The Compensation Committee and the Board have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Compensation Committee or the Board, as applicable, of any such provision and any determination by the Compensation Committee or the Board pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive; provided, that in the event the Compensation Committee disagrees with the Board with respect to such interpretation, construction or determination, the Board's determination will be final and conclusive. No member of the Compensation Committee or the Board will be liable for any such action or determination made in good faith.

          (c) Notwithstanding any provision of the Plan to the contrary, the Compensation Committee will have the exclusive authority and discretion to take any action required or permitted to be taken under the provisions of Paragraph 6, Paragraph 8(a), Paragraph 8(b),
     Paragraph 9(a) and Paragraph 9(b) with respect to Stock Options granted under the Plan that are intended to comply with the requirements of
     Section 162(m) of the Code.

     9.   Amendments, Etc.

          (a) The Compensation Committee or the Board, as applicable, may, without the consent of the Participant, amend any agreement evidencing a Stock Option granted under the Plan, or otherwise take action, to accelerate the time or times at which the Stock Option may be exercised, to extend the expiration date of the Stock Option, to waive any other condition or restriction applicable to such Stock Option or to the exercise of such Stock Option, to reduce the exercise price of such Stock Option, to amend the definition of a change in control of the Company (if such a definition is contained in such agreement) to expand the events that would result in a change in control of the Company and to add a change in control provision to such agreement (if such provision is not contained in such agreement) and may amend any such agreement in any other respect with the consent of the Participant.

          (b) The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan, requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Stock Options, the Compensation Committee and the Board each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

          (c) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

          (d) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant's employment or other service at any time.

                             [FORM OF PROXY CARD]

                                     PROXY

                           FAIRFIELD COMMUNITIES, INC.

          This Proxy is Solicited on Behalf of the Board of Directors of Fairfield Communities, Inc. for use at the Annual Meeting
                 of Stockholders to be held on May 21, 1998


        The undersigned hereby appoints John W. McConnell and Marcel J. Dumeny, and each of them, jointly and severally and with full power of substitution, as Proxies to vote, as designated below, all common stock of Fairfield Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and at any and all postponements and adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN DESCRIBED IN PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

/SEE REVERSE/    CONTINUED AND TO BE SIGNED ON REVERSE SIDE     /SEE REVERSE/
/    SIDE   /                                                   /    SIDE   /

                             [REVERSE SIDE]

    Please mark
/X/ votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN DESCRIBED IN PROPOSAL 2.

1. Election of Directors:              2.  Approval of Amendment to 1997
                                           Stock Option Plan:
   Nominees: Les R. Baledge, Ernest
   D. Bennett, III, Philip L.                  FOR      AGAINST      ABSTAIN
   Herrington, Gerald Johnston,
   Bryan D. Langton, John W. McConnell,        / /        / /          / /
   Charles D. Morgan, Ralph P. Muller
   and William C. Scott

       FOR ALL      WITHHELD FROM
      NOMINEES       ALL NOMINEES
         / /              / /

/ /______________________________________          MARK HERE
   For all nominees except as noted above         FOR ADDRESS    / /
                                                   CHANGE AND
                                                  NOTE AT LEFT

                                       Please complete, date, sign and return
                                       this proxy promptly in the enclosed
                                       envelope.  If signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as
                                       such.  If signing on behalf of a
                                       corporation, please sign in full
                                       corporate name by an authorized
                                       officer.  If shares are registered in
                                       more than one name, all holders must
                                       sign.  The undersigned hereby
                                       acknowledges receipt of the Notice of
                                       Annual Meeting of Stockholders, the
                                       Proxy Statement and the Annual Report
                                       to Stockholders for the year ended
                                       December 31, 1997.



Signature: _______________ Date: ____  Signature: _______________ Date: ____